As filed with the Securities and Exchange Commission on August 5, 2010
No. 333-132174

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment to
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARGON ST, INC.
(Exact name of registrant as specified in its charter)

Delaware	38-1873250
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

12701 Fair Lakes Circle, Suite 800	22033
Fairfax, VA	(Zip Code)
(Address of Principal Executive Offices)
ARGON ST, INC. 2002 STOCK INCENTIVE PLAN
(Full title of the plan)

Terry L. Collins
Argon ST, Inc.
12701 Fair Lakes Circle, Suite 800
Fairfax, VA 22033
(Name and address of agent for service)
(703) 322-0881
(Telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
     Argon ST, Inc. (the “Company”) filed a Registration Statement on Form S-8 (No. 333-132174) (the “Registration Statement”) with the Securities and Exchange Commission on March 2, 2006. On August 5, 2010, pursuant to that certain Agreement and Plan of Merger, dated as of June 30, 2010, by and among The Boeing Company, a Delaware corporation (“Parent”), Vortex Merger Sub, Inc., a Delaware corporation, and the Company, the Company became a wholly owned subsidiary of Parent. As a result of the transactions contemplated thereby, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.
     This Post-Effective Amendment to the Registration Statement is being filed to deregister, as of the effectiveness of this post-effective amendment, all unsold shares of common stock, par value $.01 per share, the sale of which was registered under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fairfax, Commonwealth of Virginia, on the 5th day of August, 2010.

ARGON ST, INC.
By:	/s/ Terry L. Collins
	Name:	Terry L. Collins
	Title:	President & Chief Executive Officer